Exhibit 99.1

Lifeloc Reports First Quarter 2026 Results and SpinDetect™ Development Milestone

WHEAT RIDGE, Colo., May 15, 2026 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the first quarter ended March 31, 2026.

First Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.294 million resulting in a quarterly net loss of $(153) thousand, or $(0.06) per diluted share. These results compare to net revenue of $2.277 million and quarterly net loss of ($293) thousand, or ($0.11) per diluted share in the first quarter of 2025. Revenue increased modestly by $17 thousand, or 1%, versus the first quarter last year. Gross margin in the first quarter improved to 43% versus 40% last year, due primarily to increased pricing and a favorable product mix. Research and Development investment declined from last year, although it remains high at more than 18% of revenue, primarily for the SpinDetect™ Centrifugal Drug Analyzer development. The declining research and development investment and improving margins contributed to a smaller loss for the current period.

We believe our core alcohol detection product line-up is strong. The L-series LX9 and LT7 units have features and performance that drive market penetration by meeting previously unaddressable market needs, such as smart phone pairing, wider temperature use ranges and fast customization that incorporates local languages. We expect that sales of our newer L-series devices will be incremental to FC-series devices rather than displacing FC sales. The L-series devices have been certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain popular with many law enforcement and international organizations. Our Easycal® automated calibration station, the only automated calibration available for portable breath alcohol testers, builds valuable protection around our brand and has contributed to market share gains across the board, especially for our workplace Phoenix® 6.0 BT and EV 30 devices.

We believe our most significant long-term opportunity lies at the intersection of the global need for rapid, quantitative drug detection and our proven expertise in portable testing instrumentation. Our SpinDetect™ Centrifugal Drug Analyzer — sometimes referred to as "Lab on a Disk" — is designed to address this need, enabling rapid, on-site, quantitative drug testing for use at roadside, in emergency rooms, forensic labs, and workplace testing sites. We have demonstrated the platform's ability to effectively detect delta-9-THC, cocaine, fentanyl, amphetamine/methamphetamine, morphine, MDMA, and benzodiazepines from oral fluid. We have validated our test results against liquid chromatography-mass spectrometry (LC-MS) — the definitive laboratory standard — using real-world human saliva samples, confirming a limit of detection of approximately 10 ng/ml. Disk design represented the primary technical challenge throughout the project, requiring specialized outside expertise and multiple design iterations. We have now sufficiently tested the critical microfluidic and assay elements of the current disk design and completed fabrication of the production mold in this quarter, with first article moldings completed and delivered in April. These first article disks are currently being evaluated for performance and any potential necessary adjustment. Completing the disk production tooling is the last enabling step before beta testing can commence. We have developed reader hardware, firmware, drug assays, and reagent handling in parallel, and these are substantially complete.

Remaining tasks on the path to commercialization include collection device completion, full validation, manufacturing setup, and related ancillary tasks, and we do not anticipate that further technical breakthroughs will be required. Our initial product is planned to enable detection of delta-9-THC from oral fluid, followed by a multi-drug panel disk. We expect subsequent releases to expand to additional drug panels and to samples collected from blood and breath, as well as other applications, as well as selected non-drug applications such as food pathogen detection. We have managed R&D spending to align with cash generated by our core business, and we have sought financing on terms that do not overburden operations or excessively dilute shareholders.

In May 2026, Lifeloc closed on $500,000 of financing, securing a loan from our Chairman of the Board and CFO. This loan is detailed in our most recent 8-K filing, and the key terms are 10.5% interest, adjustable upward based on the prime rate, interest only payments in 2026, followed by monthly payments that will result in the loan being fully paid in 5 years, and no prepayment penalty. After exploring many financing options, these terms were more favorable than financing alternatives available from commercial sources.

“Getting disks from the production mold marks a key milestone in the development of the SpinDetect™ analyzer, allowing us to better validate and demonstrate the technology,” commented Dr. Wayne Willkomm, President and CEO. “Oral fluid drug screening will only be the first launching application of this technology platform, to be followed by blood, urine, and sweat applications where supported by market demand and customer preferences. Future plans also call for modifications that will allow us to penetrate other markets, particularly food pathogens.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties, including those described in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, our ability to fund operations and product development, market demand, acceptance of new and existing products, technologies and opportunities, development and commercialization timelines, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Phoenix® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDetect™ is a trademark of Lifeloc Technologies, Inc.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Condensed Balance Sheets (Unaudited)

ASSETS

CURRENT ASSETS:	March 31, 2026	December 31, 2025
Cash and cash equivalents	$569,330	$746,001
Accounts receivable, net	850,341	772,380
Inventories, net	2,794,329	2,633,614
Federal and state income taxes receivable	55,981	55,981
Prepaid expenses and other	99,282	60,825
Total current assets	4,369,263	4,268,801

PROPERTY, PLANT AND EQUIPMENT:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,366,539	1,366,539
Office equipment, software and space modifications	197,686	197,686
Sales and marketing equipment and space modifications	230,543	225,173
Research and development equipment, software and space modifications	1,232,790	1,213,195
Research and development equipment, software and space modifications not in service	14,411	19,595
Less accumulated depreciation	(3,604,323)	(3,538,455)
Total property and equipment, net	2,253,821	2,299,908

OTHER ASSETS:
Patents, net	69,134	71,039
Deposits and other	46,820	46,820
Total other assets	115,954	117,859

Total assets	$6,739,038	$6,686,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$615,378	$301,627
Term loan payable, current portion	55,271	54,850
Subordinated debentures payable, current portion	34,522	33,371
Customer and tenant deposits	10,692	25,694
Accrued expenses	247,670	321,112
Deferred revenue, current portion	54,068	53,716
Product warranty reserve	46,500	46,500
Total current liabilities	1,064,101	836,870

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,044,449	1,058,426

SUBORDINATED DEBENTURES PAYABLE, net of current portion and debt issuance costs	672,274	681,343

DEFERRED REVENUE, net of current portion	7,149	6,151
Total liabilities	2,787,973	2,582,790

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS’ EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,752,616 shares outstanding	5,934,314	5,934,314
Accumulated deficit	(1,983,249)	(1,830,536)
Total stockholders’ equity	3,951,065	4,103,778

Total liabilities and stockholders’ equity	$6,739,038	$6,686,568

LIFELOC TECHNOLOGIES, INC.

 Condensed Statements of Profit (Loss) (Unaudited)

	Three Months Ended March 31,
REVENUES:	2026	2025
Product sales	$2,289,759	$2,263,047
Royalties	4,053	5,671
Rental income	—	8,316
Total	2,293,812	2,277,034

COST OF SALES	1,306,738	1,368,468

GROSS PROFIT	987,074	908,566

OPERATING EXPENSES:
Research, development, and sustaining engineering	414,445	469,680
Sales and marketing	313,229	334,556
General and administrative	387,402	384,878
Total	1,115,076	1,189,114

OPERATING (LOSS)	(128,002)	(280,548)

OTHER INCOME (EXPENSE):
Interest income	6,531	12,357
Interest expense	(31,242)	(24,495)
Total	(24,711)	(12,138)

NET (LOSS) BEFORE PROVISION FOR TAXES	(152,713)	(292,686)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	—	—

NET (LOSS)	$(152,713)	$(292,686)

NET (LOSS) PER SHARE, BASIC	$(0.06)	$(0.11)

NET (LOSS) PER SHARE, DILUTED	$(0.06)	$(0.11)

WEIGHTED AVERAGE SHARES, BASIC	2,752,616	2,694,599

WEIGHTED AVERAGE SHARES, DILUTED	2,752,616	2,694,599

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Changes in Stockholders’ Equity (Unaudited)

For The Three Months Ended March 31, 2026 and 2025

	2026
	Common Stock Shares	Common Stock Amount	Accumulated Deficit	Total
Beginning balance	2,752,616	$5,934,314	$(1,830,536)	$4,103,778
Warrants issued with subordinated debenture	—	—	—	—
Issuance of shares from option exercise	—	—	—	—
Net (loss)	—	—	(152,713)	(152,713)
Ending balance	2,752,616	$5,934,314	$(1,983,249)	$3,951,065

	2025
	Common Stock Shares	Common Stock Amount	Accumulated Deficit	Total
Beginning balance	2,664,116	$5,586,014	$639,863	$6,225,877
Warrants issued with subordinated debenture	—	12,000	—	12,000
Issuance of shares from option exercise	88,500	336,300	—	336,300
Net (loss)	—	—	(292,686)	(292,686)
Ending balance	2,752,616	$5,934,314	$347,177	$6,281,491

 LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2026	2025
Net (loss)	$(152,713)	$(292,686)
Adjustments to reconcile net (loss) to net cash (used in) operating activities-
Depreciation and amortization	67,773	102,406
Amortization of debt issuance costs	6,051	5,171
Changes in operating assets and liabilities-
Accounts receivable	(77,961)	(29,156)
Inventories	(160,715)	54,848
Federal and state income taxes receivable	—	(150)
Prepaid expenses and other	(38,457)	(329,643)
Deposits and other	—	(562)
Accounts payable	313,751	342,625
Customer and tenant deposits	(15,002)	80,395
Accrued expenses	(73,442)	(49,347)
Deferred revenue	1,350	15,742
Net cash (used in) operating activities	(129,365)	(100,357)

CASH FLOWS (USED IN) INVESTING ACTIVITIES:
Purchases of sales and marketing equipment	(5,370)	—
Purchases of research and development equipment, software and space modifications	(14,411)	(18,548)
Net cash (used in) investing activities	(19,781)	(18,548)

CASH FLOWS (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(14,093)	(13,684)
Proceeds from issuance of subordinated debenture	—	75,000
Principal payments made on subordinated debentures	(13,432)	—
Proceeds from issuance of shares from option exercise	—	336,300
Net cash provided from (used in) financing activities	(27,525)	397,616

NET INCREASE (DECREASE) IN CASH	(176,671)	278,711

CASH, BEGINNING OF PERIOD	746,001	1,243,746

CASH, END OF PERIOD	$569,330	$1,522,457

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$25,191	$19,324

Cash paid for income tax	$—	$150

Non-cash financing and investing activities: warrants issued with subordinated debenture	$—	$12,000